UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016
MFRI, INC.
(exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18370 (Commission File Number)	36-3922969 (IRS Employer Identification No.)

6410 West Howard Street, Niles, Illinois 60714
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (847) 966-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective November 8, 2016, the Board of Directors (the "Board") of MFRI, Inc. (the "Company") appointed David J. Mansfield, age 56, to serve as the Company's President and Chief Executive Officer. Mr. Mansfield has not previously held any position or office with the Company.
From 2015 to 2016, Mr. Mansfield served as Chief Financial Officer of Compressor Engineering Corp. & CECO Pipeline Services Co., which provides products and services to the gas transmission, midstream, gas processing, and petrochemical industries. In this position, he had overall responsibility for the group’s financial affairs, including the development and execution of turnaround plans and the successful negotiation of a corporate refinancing. From 1992 to 2009, Mr. Mansfield served as Vice President Strategic Planning of Bredero Shaw, the world’s largest provider of protective coatings for the oil and gas pipeline industry, where Mr. Mansfield spent more than 17 years. During his tenure with Bredero Shaw, Mr. Mansfield played a key role in strategic and mergers and acquisitions activities as it grew from annual revenues of $100 million to over $900 million.
Mr. Mansfield entered into an employment agreement with the Company pursuant to which he will receive compensation of $340,000 per year from the Company while serving as President and Chief Executive Officer and will be eligible for incentive compensation determined in accordance with normal Company practices. Mr. Mansfield will also receive an annual cash bonus opportunity with a target incentive set at 80% of his base salary and restricted stock units with a target annual award of 1.5 times base salary vesting over three years. Mr. Mansfield will participate in all standard Company benefits and is also entitled to up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated under certain conditions. In connection with his appointment as President and Chief Executive Officer, Mr. Mansfield will receive $100,000 in the form of restricted stock that will vest one year from issuance.
The Company entered into an Indemnification Agreement with Mr. Mansfield in substantially the same form that the Company has entered into with its other officers. The form of the Indemnification Agreement was filed as Exhibit 10(d) to the Company’s Form 10-K for the year ended January 31, 2006, filed with the SEC on May 15, 2006.
There is no arrangement or understanding between Mr. Mansfield and any other person pursuant to which Mr. Mansfield was selected as the Company’s President and Chief Executive Officer. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Mansfield has a direct or indirect material interest. There are no family relationships between Mr. Mansfield and any of the directors or officers of the Company or any of its subsidiaries.
Bradley E. Mautner, who previously served as President and Chief Executive Officer, was appointed a Vice President of the Company and will remain a member of the Board. As of the date of this report, no new compensatory or severance arrangements have been entered into or amended in connection with Mr. Mautner’s transition from President and Chief Executive Officer to a Vice President of the Company.

Item 7.01    Regulation FD Disclosure.

A news release announcing the Company’s executive officer changes was issued on November 8, 2016, and is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits. The following Exhibits are included with this Current Report on Form 8-K.

Exhibit Number	Description
99.1	News release issued November 8, 2016.

* * * * * * * * * * * *
The statements and certain other information contained in this report, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "continue," "remains," "intend," "aim," "towards," "should," "prospects," "could," "future," "potential," "believes," "plans," "likely," "anticipate," "position," and "probable," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 8, 2016	MFRI, INC. (Registrant) By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	News release issued November 8, 2016.